Exhibit 99.3

M/I Homes, Inc.

Offer to exchange

up to $400 million aggregate principal amount of outstanding unregistered 4.95% Senior Notes due 2028

(CUSIP Nos. 55305B AR2 and U6006P AH5)

for

an equal principal amount of 4.95% Senior Notes due 2028

which have been registered under the Securities Act of 1933, as amended

Pursuant to the Prospectus dated                , 2020

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON                 , 2020, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION TIME”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

            , 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

M/I Homes, Inc., an Ohio corporation (the “Company”), is offering to exchange up to $400,000,000 in aggregate principal amount of its outstanding unregistered 4.95% Senior Notes due 2028 (the “Original Notes”) for an equal principal amount of registered 4.95% Senior Notes due 2028 (the “Exchange Notes”), upon the terms and subject to the conditions set forth in the prospectus dated                 , 2020 (the “Prospectus”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”). As described in the Prospectus, the terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes will not be subject to the transfer restrictions, registration rights and additional interest provisions applicable to the Original Notes. The Prospectus and the Letter of Transmittal, together, as the same may be amended, supplemented or otherwise modified from time to time, constitute the “Exchange Offer.”

We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or the name of your nominee, we are enclosing the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of Original Notes and for the information of your clients;

3.

The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if (i) certificates for Original Notes are not immediately available, (ii) the Letter of Transmittal, the Original Notes or any other required documents cannot be delivered to U.S. Bank National Association, the exchange agent for the exchange offer (the “Exchange Agent”), at or prior to the Expiration Time or (iii) the procedures for book-entry transfer cannot be completed at or prior to the Expiration Time; and

4.

A form of letter that may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

We urge you to contact your clients as promptly as possible. Please note that the Exchange Offer will expire at 11:59 p.m., New York City time, on                 , 2020, unless extended. Original Notes validly tendered in the Exchange Offer may be withdrawn at any time prior to the Expiration Time.

To participate in the Exchange Offer, (i) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or, if tendering by book-entry transfer, an agent’s message from The Depository Trust Company (“DTC”) stating that the tendering holder has expressly acknowledged receipt of, and agrees to be bound by the terms of, the Letter of Transmittal, (ii) certificates representing the Original Notes tendered hereby in proper form for transfer or, if tendering by book-entry transfer, confirmation of book-entry transfer of such Original Notes into the Exchange Agent’s account at DTC and (iii) any other required documents must be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Prospectus and the Letter of Transmittal.

The Company will not pay any fees or commissions to any brokers, dealers or other persons for soliciting acceptances of the Exchange Offer. The Company will, however, reimburse brokers, dealers, commercial banks, trust companies and other nominees for the reasonable out-of-pocket expenses they incur in forwarding copies of the enclosed documents to their clients and in handling or forwarding tenders of the Original Notes for exchange. The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes in the Exchange Offer, except as otherwise set forth in the Prospectus and the Letter of Transmittal.

Questions and requests for assistance with respect to the Exchange Offer, and requests for additional copies of the enclosed documents, should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

M/I HOMES, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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